ADMINISTRATIVE SERVICES AGREEMENT

         THIS AGREEMENT is made this day of , 2007, between BLACKROCK ADVISORS, LLC. ("BAL") and [INSURANCE COMPANY], a life insurance company organized under the laws of the State of ________ (the "Insurer").

         WHEREAS, BAL is the investment advisor to the BlackRock Variable Series Funds, Inc. and BlackRock Series

Fund, Inc. (the "Fund"); and

         WHEREAS, the Insurer issues variable annuity contracts and/or variable life insurance policies (the "Contracts"); and

         WHEREAS, the Insurer, the Fund and BlackRock Distributors, Inc. have entered into a Fund Participation Agreement ("Participation Agreement") dated ___________, providing for the sale of shares of the Fund to certain separate accounts of the Insurer ("Separate Accounts"); and

         WHEREAS, amounts invested in the Contracts by contract owners are deposited in the Separate Accounts of the Insurer which will in turn purchase shares of certain portfolios of the Fund, each of which is an investment option offered by the Contracts (the "Portfolios"); and

         WHEREAS, the Fund expects to derive substantial savings in administrative expenses by virtue of having the Separate Accounts of the Insurer as shareholders of record of Fund shares and having the Insurer perform certain administrative services for the Fund (which are identified on SCHEDULE A hereto); and

         WHEREAS, neither BAL nor the Insurer has any contractual or other legal obligation to perform such administrative services for the Fund; and

         WHEREAS, the Insurer desires to be compensated for providing such administrative services to the Fund; and

         WHEREAS, BAL desires that the Fund benefit from the lower administrative expenses expected to result from the administrative services performed by the Insurer holding omnibus accounts with the Fund's transfer agent on behalf of contract owners; and

         WHEREAS, BAL accordingly would prefer to compensate the Insurer for providing administrative services to the Fund from its own profits or the profits of its affiliates, rather than request that the Fund bear the costs of such compensation:

         NOW, THEREFORE, the parties hereto agree as follows:


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         1.       ADMINISTRATION EXPENSE PAYMENTS.

                  (a) BAL or its affiliates shall pay the Insurer an amount equal to [__] basis points (0.__%) per annum of the average daily net assets of the Portfolios that are held in Separate Accounts of Insurer listed in Schedule B of the Fund Participation Agreement(s).

                  (b)      BAL shall calculate the payment contemplated by this
                           Section 1 at the end of each fiscal quarter and will make such payment ("Quarterly Payment") to Insurer, without demand or notice by Insurer, in a manner mutually agreed upon by the parties from time to time.

                  (c) From time to time, the parties shall review the Quarterly Payment to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of the Insurer. The parties agree to negotiate in good faith a reduction to the Quarterly Payment as necessary to eliminate any such excess.

         2.       NATURE OF PAYMENTS.

                  The parties to this Agreement recognize and agree that the payments to the Insurer are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Fund shares and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made to the Insurer pursuant to Section 1(a) of this Agreement are derived from BAL's or its affiliate's bona fide profits from serving as principal underwriter or investment adviser to any Fund, and are intended to reimburse or compensate the Insurer for providing administrative services with respect to the Contracts or any Separate Accounts.

         3.       TERM AND TERMINATION.

                  (a) Any Party may terminate this Agreement, without penalty, on sixty days' advance written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as BAL or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as Insurer or its successors(s) in interest, or any affiliate thereof, provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

                  (b) This Agreement shall automatically terminate upon (i) the termination of the Fund Participation Agreement(s) between the Insurer and the Fund, or
                           (ii) the dissolution or bankruptcy of any party hereto, or in the event that any party hereto is placed in receivership or rehabilitation, or in the event that the management of its affairs is assumed by any governmental, regulatory or judicial authority.


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         4.       AMENDMENT.

                  This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

         5.       NOTICES.

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

       to the Insurer:                to BAL:

                                      BLACKROCK ADVISORS, LLC.

                                      Anne Ackerley

       Attn:                          40 East 52nd Street
       Tel:                           New York, NY 10022
       Fax:

         6.       MISCELLANEOUS.

                  (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

                  (b) ASSIGNMENT. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

                  (c) INTENDED BENEFICIARIES. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

                  (d) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

                  (e) APPLICABLE LAW. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law thereof.

                  (f) SEVERABILITY. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as of the invalid or unenforceable portion had not been inserted.

                  (g) ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[INSURANCE COMPANY]                     BLACKROCK ADVISORS, LLC.

By:                                     By:
    ------------------------------        ------------------------------

Name:                                   Name:
       ---------------------------       -------------------------------

Title:                                  Title:
       ---------------------------         -----------------------------

Date:                                   Date:
     -----------------------------        ------------------------------



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                                   SCHEDULE A

                      ADMINISTRATIVE SERVICES FOR THE FUND

MAINTENANCE OF BOOKS AND RECORDS

     o Maintaining an inventory of share purchases to assist transfer agent in recording issuance of shares.

     o Performing miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase orders).

     o Reconciliation and balancing of the Separate Account at the Fund level in the general ledger and reconciliation of cash accounts at general account level.

PURCHASE ORDERS

     o   Determination of net amount of cash flow into Fund.

     o Reconciliation and deposit of receipts at Fund and confirmation thereof.

REDEMPTION ORDERS

     o   Determination of net amount required for redemptions by Fund.

     o   Notification to Fund of cash required to meet payments.

     o   Cost of share redemptions.

REPORTS

     o   Periodic information reporting to the Fund.

FUND-RELATED CONTRACT OWNER SERVICES

     o Telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales.)

OTHER ADMINISTRATIVE SUPPORT

     o   Sub-Accounting services.

     o Providing other administrative support to the Fund as mutually agreed between the Insurer and the Fund.

o Relieving the Fund of other usual or incidental administrative services provided to individual contract owners.

     o   Preparation of reports to certain third-party reporting services.

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